Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01

JPMORGAN CHASE FINANCIAL COMPANY LLC Announces the early Redemption of CUSHING® 30 MLP INDEX etns

New York, NY December 18, 2019 — JPMorgan Chase Financial Company LLC (the “Issuer”) announced today that it will redeem all of its outstanding Cushing 30 MLP Index ETNs due June 15, 2037 (the “Redeemed ETNs”) with a CUSIP of 48129G703 (NYSE Arca: PPLN).

Terms used but not defined herein shall have the meanings ascribed to those terms in the market-making supplement dated April 5, 2018 related to the Redeemed ETNs (the “Market-Making Supplement”).

The Redemption Valuation Date will be January 7, 2020.

The Measurement Period with respect to the Redemption Valuation Date will be the five Index Business Days beginning on the Redemption Valuation Date. This Measurement Period is subject to postponement in the event of a market disruption event.

The Redemption Settlement Date will be the second Business Day after the final day of the Measurement Period with respect to the Redemption Valuation Date, which is expected to be January 15, 2020. Accordingly, the last day of trading for the Redeemed ETNs is expected to be January 14, 2020.

On the Redemption Settlement Date, holders of the Redeemed ETNs will receive a cash payment (the “Payment upon Early Redemption”) equal to the Closing Intrinsic Note Value as of the final day of the Measurement Period with respect to the Redemption Valuation Date, subject to potential adjustments as described in the Market-Making Supplement. Please refer to the Market-Making Supplement for the details of the calculation of this Closing Intrinsic Note Value.

Holders of the Redeemed ETNs will no longer be able to request the Issuer to repurchase their Redeemed ETNs on or after the date hereof.

Other exchange-traded notes, structured notes, debt securities and other securities issued by JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. are not affected by this redemption.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.8 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most

Redemption – PPLN ETNs (V3)

prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate.

You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 866-535-9248.

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Redemption – PPLN ETNs (V3)